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PROSPECTUS SUPPLEMENT
DATED MAY 6, 1999
TO PROSPECTUS DATED                             Filed Pursuant to Rule 424(b)(3)
APRIL 29, 1999                                        Registration No. 333-76363


                                OFFER TO EXCHANGE
                      9 1/2% Series B Senior Notes due 2009
            for Any and All Outstanding 9 1/2% Senior Notes due 2009
                                       and
          12 1/4% Series B Senior Subordinated Discount Notes due 2009
 for Any and All Outstanding 12 1/4% Senior Subordinated Discount Notes due 2009
                                       of
                         INTERMEDIA COMMUNICATIONS INC.


The Prospectus dated April 29, 1999 is hereby supplemented by inserting the following paragraph on page 20 before the heading "Terms and Conditions of the Letter of Transmittal":

Guaranteed Delivery Procedures

      Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required hereby to the Exchange Agent prior to the expiration of the Exchange Offers must tender their Old Notes and follow the guaranteed delivery procedures. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution; (ii) prior to the expiration of the Exchange Offers, the Exchange Agent must have received from the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the expiration of the Exchange Offers, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of electronic delivery of book-entry delivery into the Exchange Agent's account at the Depository) and any of the required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or facsimile hereof), as well as all other documents required by the Letter of Transmittal and the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of electronic mail delivery or book-entry delivery into the Exchange Agent's account at the Depository) must be received by the Exchange Agent within five business days after expiration of the Exchange Offers. Any holder of Old Notes who wishes to tender his Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery prior to 5:00 P.M., New York City time, on the date the Exchange Offers expire.